Exhibit 6
                                                                       ---------


                               AMENDMENT NO. 3 TO
                           LOAN AND SECURITY AGREEMENT


     THIS AMENDMENT NO. 3 TO LOAN AND SECURITY AGREEMENT dated as of March 18, 2004 and effective as of February 12, 2004 by and among Titanium Metals Corporation, a Delaware corporation ("Timet") and Titanium Hearth Technologies, Inc., a Delaware corporation ("THT", and together with Timet, each individually, a "Borrower" and, collectively, "Borrowers"), TIMET Millbury Corporation, an Oregon corporation ("TIMET Millbury"), TIMET Castings Corporation, a Delaware corporation ("TIMET Castings"), TIMET Finance Management Company, a Delaware corporation ("TIMET Finance"), TMCA International, Inc., a Delaware corporation ("TMCA", and together with TIMET Millbury, TIMET Castings and TIMET Finance, each individually, a "Guarantor" and, collectively, "Guarantors"), and Congress Financial Corporation (Southwest), a Texas corporation ("Lender").

                               W I T N E S S E T H


     WHEREAS, Lender, Borrowers and Guarantors have entered into financing arrangements pursuant to which Lender has made and may make loans and advances and provide other financial accommodations to Borrowers as set forth in the Loan and Security Agreement, dated February 25, 2000, by and among Lender and Borrowers (as amended by Amendment No. 1 to Loan and Security Agreement dated September 7, 2001, Amendment No. 2 to Loan and Security Agreement dated as of October 23, 2002 and as amended hereby and as the same may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, the "Loan Agreement") and the agreements, documents and instruments at any time executed and/or delivered in connection therewith or related thereto (collectively, together with the Loan Agreement, the "Financing Agreements"); and

     WHEREAS, Borrowers and Guarantors have requested that Lender agree to certain amendments to the Loan Agreement and Lender is willing to agree to such amendments, subject to the terms and conditions contained herein;

     NOW, THEREFORE, in consideration of the mutual conditions and agreements and covenants set forth herein, and for other good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.    Definitions.

     1.1 Additional Definitions. As used herein, the following terms shall have the meanings given to them below and the Loan Agreement shall be deemed and is hereby amended to include, in addition and not in limitation, the following definitions:

          (a) "Amendment No. 3" shall mean this Amendment No. 3 to the Loan and Security Agreement by and among Borrowers, Guarantors, and Lender, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

          (b) "Capital Expenditures" shall mean, as applied to any Person, any expenditures by such Person which in accordance with GAAP, are required to be capitalized on the balance sheet of such Person.

          (c) "Marketable Securities" shall mean securities registered under the applicable securities laws that are publicly traded on the New York Stock Exchange or other national securities exchange.

     1.2 Amendment to Definitions. The definitions in the Loan Agreement are amended as follows and each reference to such definitions in the Loan Agreement and the other Financing Agreements shall be deemed to be a reference to such definitions as so amended:

          (a) The definition of "Adjusted Net Worth" set forth in Section 1.3 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

               "1.3 "Adjusted Net Worth" shall mean as to any Person, at any time, in accordance with GAAP (except as otherwise specifically set forth below), on a consolidated basis for such Person and its consolidated Subsidiaries (if any), the amount equal to (a) the difference between: (i) the aggregate net book value of all assets of such Person and its consolidated Subsidiaries, calculating the book value of inventory for this purpose on a first-in-first-out or average cost basis, after deducting from such book values all appropriate reserves in accordance with GAAP (including all reserves for doubtful receivables and obsolescence) and (ii) the aggregate amount of Indebtedness and other liabilities of such Person and its consolidated Subsidiaries (including tax and other proper accruals). For purposes of Section 9.18 hereof, the calculation of Adjusted Net Worth for any period (commencing after December 31, 2003) shall exclude: (i) $270,000,000, (ii) all extraordinary non-cash charges and one-time non-cash charges of Timet and its consolidated Subsidiaries in each case arising after December 31, 2003 for the applicable period, (iii) the amount equal to (A) the depreciation expense of Timet and its consolidated Subsidiaries after December 31, 2003 for such period minus (B) Capital Expenditures incurred by Timet and its consolidated Subsidiaries after December 31, 2003 for such period, and (iv) accrued but unpaid interest in respect to the Subordinated Debentures which would have reduced Consolidated Net Income of Timet and its consolidated Subsidiaries for the applicable period."

     (b) The definition of the term "Cash Equivalents" set forth in Section 1.15 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

               "1.15 "Cash Equivalents" shall mean, at any time, (a) any evidence of indebtedness with a maturity date of two (2) years or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided, that, the full faith and credit of the United States of America is pledged in support thereof; (b) certificates of deposit or bankers' acceptances with a maturity of one hundred eighty (180) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $200,000,000; (c) commercial paper (including variable rate demand notes) with a maturity of one hundred eighty (180) days or less issued by a corporation (except any Subsidiary or Affiliate of a Borrower) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody's Investors Service, Inc.;
          (d) repurchase and reverse repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $200,000,000; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit to the United States of America, in each case maturing within two (2) years or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above; and (g) funds maintained by such Person in demand deposit accounts at any national or state bank or trust company."

     (c) The definition of "EBITDA" set forth in Section 1.22 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

               "1.22 "EBITDA" shall mean, as to any Person, with respect to any period, an amount equal to: (a) the Consolidated Net Income of such Person and its consolidated Subsidiaries for such period determined in accordance with GAAP, plus (b) the amount of the cumulative effect of changes in accounting principles for such period, plus (c ) the amount of minority interest for such period, plus (d) depreciation, amortization and other non-cash charges (including, but not limited to, amortization of discount and amortization of deferred financing fees and closing costs, imputed interest and deferred compensation) for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), all in accordance with GAAP, plus (e) Interest Expense for such period (to the extent deducted in the computation of Consolidated Net Income of such Person) plus (f) interest on the Subordinated Debentures for such period (to the extent deducted in the computation of Consolidated Net Income of such Person) plus (g) charges for Federal, State, local and foreign income taxes for such period (to the extent deducted in the computation of Consolidated Net Income of such Person)."

     (d) The definition of the term "Fixed Charge  Coverage  Ratio" set forth in
Section 1.42 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

               "1.42 "Fixed Charge Coverage Ratio" shall mean for any period the ratio of (a) EBITDA of Timet and its consolidated Subsidiaries for such period to (b) Fixed Charges of Timet and its consolidated Subsidiaries for such period."

     (e) The definition of the term "Fixed Charges" set forth in Section 1.43 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

               "1.43 "Fixed Charges" for any period shall mean the sum of , without duplication , (a) all Interest Expense, (b) all Capital Expenditures, (c ) all scheduled (as determined at the beginning of the respective period) mandatory principal payments of Indebtedness (including principal payments with respect to all Capital Leases) made by a Borrower or its consolidated Subsidiaries during such period. The foregoing shall not be construed to include mandatory principal payments on Indebtedness arising pursuant to revolving loans and advances."

     (f) The definition of the term "Interest Expense" set forth in Section 1.51 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

               "1.51 "Interest Expense" shall mean, for any period, as to any Person and its consolidated Subsidiaries, as determined in accordance with GAAP, the total interest expense of such Person and its consolidated Subsidiaries for such period, whether paid or accrued (including the interest component of Capital Leases for such period), including, without limitation, all bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit, banker's acceptances or similar instruments, but excluding (a) amortization of discount and amortization of deferred financing fees and closing costs, (b) interest paid in property other than cash, (c) any other interest expense not payable in cash, and (d) interest on the Subordinated Debentures."

     1.3 Interpretation. For purposes of this Amendment, all terms used herein, including but not limited to, those terms used and/or defined herein or in the recitals hereto shall have the respective meanings assigned thereto in the Loan Agreement as amended by this Amendment No. 3.

Section 2.    Amendments to Loan Agreement.

     2.1 Equipment Availability. Section 1.9 of the Loan Agreement is amended by adding the following to the end of such section:

          "Notwithstanding  anything to the  contrary  contained in this Section
          1.9 or otherwise, in no event shall any Equipment Availability of Borrowers be included in the calculation of the Borrowing Base, except for purposes of determining the Quarterly Average Excess Availability, unless and until Lender shall have received a written appraisal with respect to the Equipment in accordance with Section 7.4(a) hereof within the twelve (12) consecutive months immediately preceding calculation of the Borrowing Base including any Equipment Availability."

     2.2 Equipment Appraisals. Section 7.4(a) of the Loan Agreement is amended by adding the following to the end of such section:

          "Notwithstanding anything to the contrary contained in this Section 7.4, so long as the calculation of the Borrowing Base does not include any Equipment Availability of Borrowers and/or as no Event of Default or act, condition or event which with notice or passage of time would constitute an Event of Default shall exist or have occurred, Borrowers shall not be required at their expense to obtain an appraisal with respect to the Equipment as otherwise required under this Section 7.4(a)."

     2.3 Indebtedness. Section 9.9 (d)(i) is hereby deleted in its entirety and replaced with the following:

               "(i) the principal amount of such Indebtedness shall not exceed $207,465,300, less the aggregate amount of all repayments, repurchases or redemptions thereof, whether optional or mandatory, plus interest thereon at the rate provided in the Subordinated Debentures as in effect on the date hereof,"

     2.4 Investments. Section 9.10 of the Loan Agreement is hereby amended by deleting the word "and" in front of Section 9.10(o), changing the punctuation at the end of Section 9.10(o) from a period to a semicolon followed by "and" and adding the following new Section 9.10(p) at the end thereof:

               "(p) investments by a Borrower or Restricted Subsidiary in any Marketable Securities, provided, that, (i) the aggregate amount of all such investments at any time shall not exceed $50,000,000, (ii) in no event shall the total amount of Loans or Letter of Credit Accommodation the proceeds of which are used for the purpose of purchasing such Marketable Securities exceed $20,000,000 in the aggregate, (iii) such Marketable Securities shall only be held in an investment account or securities account established with a security intermediary acceptable to Lender (except as Lender may otherwise agree in writing), (iv) on or before the making of any such investment (except as Lender may otherwise agree in writing) such Borrower or Restricted Subsidiary shall as Lender may specify either (A) execute and deliver, and cause to be executed and delivered to Lender, an Investment Property Control Agreement in form and substance satisfactory to Lender with respect to such investment account, securities account or other similar account duly authorized, executed and delivered by such Borrower or Restricted Subsidiary and such securities intermediary or (B) arrange for Lender to become the entitlement holder with respect to such investment property on terms and conditions acceptable to Lender, (v) on or before the making of such investment (except as Lender may otherwise agree in writing) such Borrower or Restricted Subsidiary shall execute and deliver to Agent an Investment Property Pledge and Security Agreement in form and substance satisfactory to Lender with respect to such investment account or securities account duly authorized, executed and delivered by such Borrower or Restricted Subsidiary, and (vi) no Event of Default shall exist or have occurred and be continuing."

     2.5 Transactions with Affiliates. Section 9.12 of the Loan Agreement is hereby amended by adding the following to the end of clause (a) as follows:

               ", provided further, that, this Section 9.12(a) shall not apply to any transaction permitted under Section 9.10(p) hereof."

     2.6 Excess Availability. Section 9 of the Loan Agreement is hereby amended by adding a new Section 9.22 to the end thereof as follows:

               "9.22 Excess Availability. Borrowers shall have at all times Excess Availability of not less than $25,000,000; provided, that, such amount shall be reduced to $20,000,000 at such time as Lender shall have received an appraisal of the Equipment of Borrowers that satisfies the requirements of Section 7.4(a) hereof within the immediately preceding twelve (12) months."

     2.7 Fixed Charge Coverage Ratio. Section 9 of the Loan Agreement is hereby amended to add a new Section 9.23 to the end thereof as follows:

               "9.23 Fixed Charge Coverage Ratio. Borrowers shall not permit the Fixed Charge Coverage Ratio for Timet and its consolidated Subsidiaries for any four (4) rolling fiscal quarter period to be less than 1:1 calculated as of the end of any fiscal quarter in which the Excess Availability of Borrowers is less than $40,000,000 at any time during such fiscal quarter."

Section 3. Representations, Warranties and Covenants. In addition to the continuing representations, warranties and covenants heretofore or hereafter made by Borrowers and Guarantors to Lender pursuant to the other Financing Agreements, each Borrower and Guarantor hereby represents, warrants and covenants with and to Lender as follows (which representations, warranties and covenants are continuing and shall survive the execution and delivery of Amendment No. 3 and shall be incorporated into and made a part of the Financing Agreements):

     3.1 No Default. No Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred and be continuing on the effective date of this Amendment No. 3.

     3.2 Corporate Power and Authority. This Amendment No. 3 has been duly executed and delivered by each Borrower and Guarantor and is in full force and effect as of the date of this Amendment No. 3 and the agreements and obligations of each Borrower and Guarantor contained herein constitute legal, valid and binding obligations of such Borrower and Guarantor enforceable against such Borrower and Guarantor in accordance with their respective terms.

     3.3 Consents. Borrowers and Guarantors have received all necessary consents and approvals of third parties to the transactions contemplated by this Amendment No. 3.

Section 4. Conditions Precedent. The effectiveness of this Amendment No. 3 shall be subject to, Lender having received, in form and substance satisfactory to Lender, each duly authorized, executed and delivered by the parties thereto (if applicable):

     4.1 an original of this Amendment No. 3; and

     4.2 an original of the letter agreement, dated of even date herewith, by and among Borrowers, Guarantors and Lender in the form of the letter agreement attached hereto as Exhibit A.

Section 5. Additional Deliveries. Each Borrower and Guarantor hereby agrees that, in addition to all other terms, conditions and provisions set forth in the other Financing Agreements, such Borrower or Guarantor shall deliver or cause to be delivered to Lender each of the following, each in form and substance satisfactory to Lender, duly authorized, executed and delivered by the parties thereto, as soon as possible but in any event by no later than March 31, 2004:

     5.1 an original of an Investment Property Pledge and Security Agreement with respect to any investment accounts of TIMET Finance maintained at Jones Trading Institutional Services and First Southwest Company;

     5.2 an original of an Investment Property Control Agreement with respect to the investment account of TIMET Finance maintained at JonesTrading Institutional Services and an Investment Property Pledge Agreement with respect thereto; and

     5.3 an original of an Investment Property Control Agreement with respect to the investment account of TIMET Finance maintained at First Southwest Company and an Investment Property Pledge Agreement with respect thereto.

Section 6.        Provisions of General Application.

     6.1 Effect of this Amendment. Except as modified pursuant hereto, no other changes or modifications to the Financing Agreements are intended or implied and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof. To the extent of conflict between the terms of this Amendment No. 3 and the other Financing Agreements, the terms of this Amendment No. 3 shall control. The Loan Agreement and this Amendment No. 3 shall be read and construed as one agreement.

     6.2 Additional Events of Default. The parties hereto acknowledge, confirm and agree that the failure of Borrowers or Guarantors to comply with the covenants, conditions and agreements contained herein shall constitute an Event of Default under the Financing Agreements (subject to the applicable notice and cure period, if any, with respect thereto provided for in the Loan Agreement as in effect on the date hereof).

     6.3 Further Assurances. The parties hereto shall execute and deliver such additional documents and take such additional action as may be necessary or desirable to effectuate the provisions and purposes of this Amendment No. 3.

     6.4 Governing Law. The rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the laws of the State of Texas.

     6.5 Binding Effect. This Amendment No. 3 shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

     6.6 Survival of Representations and Warranties. All representations and warranties made in this Amendment No. 3 or any other document furnished in connection with this Amendment No. 3 shall survive the execution and delivery of this Amendment No. 3 and the other documents, and no investigation by Lender or any closing shall affect the representations and warranties or the right of Lender to rely upon them.

     6.7 Counterparts. This Amendment No. 3 may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.

               [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to be duly executed and delivered by their authorized officers as of the date and year first above written.


                                        TITANIUM METALS CORPORATION

                                        By:_______________________________
                                        Title:____________________________


                                        TITANIUM HEARTH TECHNOLOGIES, INC.

                                        By:_______________________________

                                        Title:____________________________


                                        TMCA INTERNATIONAL, INC.

                                        By:_______________________________

                                        Title:____________________________


                                        TIMET MILLBURY CORPORATION

                                        By:_______________________________

                                        Title:____________________________


                                        TIMET CASTINGS CORPORATION

                                        By:_______________________________

                                        Title:____________________________




                       [SIGNATURES CONTINUE ON NEXT PAGE]

                    [SIGNATURES CONTINUED FROM PREVIOUS PAGE]


                                          TIMET FINANCE MANAGEMENT
                                                   COMPANY

                                          By:_______________________________

                                          Title:____________________________



AGREED TO:

CONGRESS FINANCIAL CORPORATION
         (SOUTHWEST)

By:_________________________________

Title:________________________________